Exhibit 10.2

FORM AWARD AGREEMENT FOR 2012 LONG TERM INCENTIVE PROGRAM AWARD — CASH (EVP)

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Phone 713.507.6400

www.dynegy.com

January 5, 2012

[EVP EMPLOYEE NAME]	Via Hand Delivery

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, TX  77002

Re:  2012 Long Term Incentive Program Award — Cash

Dear [EVP EMPLOYEE NAME]:

Certain subsidiaries of Dynegy Inc. (“DI”) are involved with an ongoing financial restructuring program.  In connection with this program, Dynegy Holdings, LLC (“DH”) and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code to reorganize their financial obligations.  The Compensation and Human Resources Committee of the Board of Directors of DI (the “Committee”) has determined that it is prudent to provide incentive compensation to certain members of DI’s and employing affiliates of DI’s (collectively, the “Company’s”) management to (i) incent such individuals to remain employed with the Company during the ongoing restructuring program, (ii) incent such individuals to assist DH to successfully emerge from bankruptcy pursuant to a reorganization plan that is approved by the U.S. Bankruptcy Court, and (iii) promote the long-term growth of DI.  In furtherance of this goal, the Committee has designed the 2012 Long Term Incentive Program to include a cash component that will be in place while DH is in bankruptcy — the Long Term Incentive Program - Cash (the “Program”).  Your award under the Program is documented through this letter agreement (the “Agreement”).

The Program provides long-term incentive compensation through an award that will be tied to the successful emergence of DH from bankruptcy and the attainment of certain additional performance goals.  Provided you continue to be employed with the Company through the effective date of DH’s emergence from bankruptcy (the “Exit Date”), you will receive an award under the Program’s terms, which are outlined below.

A.            Program Award.  The Program permits a long-term incentive compensation payment equal to a portion of your 2011 annual base salary as of December 31, 2011 (your “Base Salary”).

The Committee shall determine the value of your Program award (the “Award”) based on (i) your individual performance during the period between the date of this Agreement and the Exit Date, (ii) the performance of the Company’s management team, including individuals who do not receive awards under the Program, and (iii) any other factors that the Committee determines appropriate, in its sole discretion, subject to the range designated on Exhibit A.  The Award shall be made in the form of a long-term cash award, which will be determined by the Committee no later than 15 days following the Exit Date.  Once your Award is determined by the Committee, one-third of the Award amount shall be paid to you no later than the next available payroll cycle following the Committee’s determination of the Award.  Provided you remain employed with the Company (except as otherwise provided in Paragraphs C(1)(a) and (b) below), you will be entitled to receive an additional one-third of the Award on each of the first and second anniversaries of the Exit Date, with payment of each such amount to occur no later than the next available payroll cycle following each such anniversary.

B.            Equity Award Offset.  Any future long-term incentive equity and/or equity-based awards granted in the year in which the Exit Date occurs (the “Equity Awards”), based on the Equity Award range established by the Committee, will be offset by the amount of any Award.  For example, if the Committee establishes a range of 100% to 200% of Base Salary for your Equity Awards, and the Committee subsequently determines that the value of your Program Award is 150% of Base Salary, the maximum value of your Equity Awards shall be no more than 50% of Base Salary. If DH does not emerge from bankruptcy in 2012, you will not receive any Equity Awards for the year.

C.            Conditions.  The following terms and conditions apply to your Program Award.

1.             You must be a full-time, active employee of the Company on the Exit Date to receive and vest in the initial one-third portion of your Award.  Additionally, you must be a full-time, active employee of the Company on each of the first and second anniversaries of the Exit Date to receive and vest in the second and third one-third portion of your Award, respectively, except that:

a)                                      if your employment with the Company terminates by reason of an Involuntary Termination (as defined in the Dynegy Inc. Executive Severance Pay Plan, as amended and restated effective January 1, 2008) after the Exit Date, then a pro-rated amount of any unvested portion of the Award shall become vested as of the date of such termination of employment, which amount shall be determined by multiplying the unvested portion of the Award by a fraction, the numerator of which shall be the number of calendar days that have elapsed between the date of your termination of employment and the Exit Date and the denominator of which shall be 730, but in no case shall such fraction be greater than one;

b)                                     if your employment with the Company terminates by reason of an Involuntary Termination (as defined in the Dynegy Inc. Executive Change in Control Severance Pay Plan, effective April 3, 2008 (the “CIC Plan”)) occurring (i) in connection with, but in no event earlier than sixty (60) days prior to, a Change in Control (as defined in the CIC Plan) or (ii) on or within two (2) years after the date upon which a Change in Control occurs, then

100% of the unvested Award amount shall become vested as of the date of such termination of employment, and you shall receive payment for 100% of any unpaid Award within thirty (30) days following that date; or

c)                                      if your employment with the Company terminates by reason of death, then 100% of the unvested Award amount shall become vested as of the date of such termination of employment, and your estate shall receive payment for 100% of any unpaid Award within thirty (30) days following that date.

2.             Each of the Award payments will be subject to all applicable tax withholding, the payment of which will be due no later than the next available payroll cycle following the applicable vesting date.  The Company shall be authorized to withhold cash from any Award payment as necessary to pay such tax withholding.

3.             This Agreement does not constitute a contract of employment, either written or implied, with the Company.  Nothing contained in this Agreement is intended to alter the “at-will” nature of your employment with the Company or to revise the terms of any employment agreement you may have previously executed with the Company.  Nothing in this Agreement limits your ability to resign your employment with the Company at any time, with or without cause or notice, or the Company’s ability to terminate your employment at any time, with or without cause or notice.

4.             This Agreement contains the entire agreement of the parties with respect to your Program on the date hereof.  By signing this Agreement, you waive and disclaim any other term, condition, or representation, whether implied or otherwise.  This Agreement does not, however, (i) supersede or invalidate any existing performance agreement or employment agreement with the Company, or (ii) limit the Company’s ability to adopt terms and conditions related to any equity award.  This Agreement may be amended, waived, or terminated only by a written agreement executed by you and the Chair of the Committee, provided that any such change shall be subject to the approval of the Committee.

5.             This Agreement, and the Program Award, are not assignable and may not be pledged in anticipation of payment.

6.             This Agreement will be governed by Texas law, and any disputes arising from this Agreement will be subject to the exclusive jurisdiction of the District Court of Harris County, Texas.

7.             In the event that you breach this Agreement, as determined at the sole discretion of the Committee, your right to any payment hereunder shall be relinquished, and you may be subject to further disciplinary action by the Company in its discretion up to and including termination.  By executing this Agreement, you agree that, in the event of a breach, you shall have no recourse, legal or otherwise, to recover the amount of the Award from the Company in any legal proceeding.

8.             Notwithstanding anything in this Agreement to the contrary, the Company intends for payment of this Program Award to comply with the “short-term deferral rule” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Accordingly, assuming the conditions contained in this Agreement are satisfied, each payment to be provided under the Program shall be paid to you as soon as practicable following the applicable vesting date with respect to such payment, but in no event later than March 15 of the year following the year in which such award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A).

If you are willing to abide by the terms of this Agreement, please sign your name and date of signing as provided below.

Sincerely,

Dynegy Inc.

Mr. Michael J. Embler
Chairman, Compensation and Human Resources Committee of the Board of Directors

cc:           Julius Cox, Vice President Human Resources

Agreed to on this          day of January, 2012, by

[EVP EMPLOYEE NAME]

Exhibit A

Award Terms

A.            Value of Award.  Subject to the terms outlined above, your Award will be determined in the sole discretion of the Committee by multiplying your Base Salary by an amount within the following range:

Target:  1.0

Minimum (85% of Target):  0.85

Maximum (150% of Target):  1.50

B.            Equity Award Offset.  As described further in Paragraph B above, the value of the Award will offset any Equity Awards.